Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Transition and Separation Agreement (the “Agreement”) is made by and between and Donald DeMorett (“Employee”) and MOCON, Inc., 7500 Mendelssohn Ave. N., Minneapolis, MN 55428 (the “Company”) (each a “Party” and together the “Parties”).

 RECITALS

WHEREAS, Employee is employed by the Company as its Chief Operating Officer; and

WHEREAS, the Parties entered into an Executive Severance Agreement effective as of January 14, 2013 (as amended, the “Executive Severance Agreement”); and

WHEREAS, the Parties wish to end their employment relationship in an honorable, dignified, and orderly manner.

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES CONTAINED IN THIS AGREEMENT, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	Definitions. All words used in this Agreement are intended to have their plain meanings in ordinary English. Certain terms are defined as follows:

a.

“Released Parties” as used in this Agreement means the Company, its affiliates, predecessors, successors, assigns, benefit plans, benefit plan administrators, insurers, shareholders, officers, directors, agents, employees and attorneys, fiduciaries of any employee benefit plan sponsored or maintained by the Company, and anyone who acted on the Company’s behalf, past and present, whether in their individual or official capacities.

b.

“Claims” means any and all actual, suspected or potential claims, suits, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts or liabilities of any nature whatsoever in law and in equity, whether known, unknown, suspected or claimed, both past and present through the date the release provided in this Agreement becomes effective, against any of the Released Parties, seeking any form of relief, whether for compensatory damages, liquidated damages, punitive or exemplary damages, other damages, penalties, fines, assessments, reinstatement, back pay, front pay, attorney’s fees, specific performance, injunctive relief, reinstatement, other equitable relief, costs, disbursements or interest arising out of or connected to Employee’s employment with, relationship with, or separation of employment from the Company, including without limitation:

i.

Claims arising under any local, state or federal statute, ordinance, rule or regulation, including without limitation, claims under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Civil Rights Act (42 U.S.C. § 1981), the Family Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act (“ERISA”), the Equal Pay Act (“EPA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Minnesota Human Rights Act (“MHRA”), other non-interference or non-retaliation statutes and any other federal, state, or local statute, law, rule, regulation, ordinance or order;

ii.

Claims and rights that Employee may have under Executive Severance Agreement (except as specifically provided in Section 3 below), and any other employment or severance, separation, retention, exit incentive, employment termination, or similar plan, policy, program or practice with the Company;

iii.	Claims arising out of state or federal common law for any intentional or negligent act, or any act for which any Released Party might be strictly or vicariously liable; and

iv.

Claims for earned or unearned compensation of any kind (except those expressly provided in or excepted from this Agreement), including wages, bonuses (including any claim under the Company’s annual incentive pay plan and the special performance related bonus plan), commissions, expense reimbursements, stock options or other equity-based compensation, used or accrued vacation pay, personal time off pay, severance payments or non-vested employee benefits, or contributions to such benefits.

v.

The term “claims” does not include any applicable claims for: (a) unemployment insurance benefits; (b) workers’ compensation benefits to the extent that such benefits are awarded by a state agency or agreed upon consistent with applicable state law; (c) vested post-termination benefits under any employee welfare or retirement benefit plan, or under any stock option, restricted stock, restricted stock unit, or stock appreciation rights plan or award agreement; (d) the enforcement of any rights and benefits under the Consolidated Omnibus Reconciliation Act of 1985, as amended, (“COBRA”); (e) the enforcement of the terms of this Agreement; (f) the enforcement of any right to defense, indemnification or contribution, whether pursuant to the Company’s charter, bylaws, contract, applicable law or otherwise for claims brought against Employee in his or her capacity as an employee or agent of the Company; (g) the enforcement of rights as a shareholder of the Company; (h) the enforcement of rights under the Uniformed Services Employment and Reemployment Rights Act (“USERRA”) 38 U.S.C. § 4301, et seq.; (i) events occurring after the release provided in this Agreement becomes effective (including a change of control of the Company as such term is used in the Executive Severance Agreement); and (j) any other rights which cannot be waived or released under applicable law.

2.	Transition from Employee to Independent Contractor.

a.

Employee will resign his position as Chief Operating Officer effective September 1, 2016 (the “Transition Date”), and the Company will accept his resignation effective that date. Effective on the date Employee signs this Agreement, Employee hereby resigns as a director of the Company and the Company confirms its acceptance of such resignation.

b.

Beginning on the Transition Date and ending on January 2, 2017, Employee will serve the Company as an independent contractor providing consulting services to the Company per the terms of a Consulting Agreement attached as Exhibit A. The Parties anticipate that the Employee’s level of bona fide services to the Company following the Transition Date through December 31, 2016 will not decrease to less than 20 percent of the average level of services performed by Employee over the immediately preceding 36-month period.

c.

The Parties acknowledge and agree that Employee’s termination of employment hereunder will not constitute a “separation from service” within the meaning of Section 409A (“§409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) until January 2, 2017. Employee and Company intend that the benefits provided under this Agreement will comply, in form and operation, with an exception to or exclusion from the requirements of Code §409A and this Agreement will be construed and administered in a manner that is consistent with and gives effect to such intention. The Consideration to be provided under Section 5 of this Agreement are intended to be exempt from the requirements of Code §409A because such payments are short-term deferrals under Treas. Reg. §1.409A-1(b)(4) or provided under a separation pay plan within the meaning of Treas. Reg. §1.409A-1(b)(9). All payments to be made under this Agreement upon a termination of employment may only be made upon a “separation of service” as defined under Code §409A.

3.            Executive Severance Agreement. The Parties agree that the terms of this Agreement substantially comply with the requirements of the Executive Severance Agreement, and the Executive Severance Agreement will no longer be of independent force and effect. Neither Party will have any further obligations thereunder; except that, if a change of control of the Company occurs after the date hereof, nothing herein is intended to waive any additional amount that could be payable to Employee under the terms of the Executive Severance Agreement, to the extent such additional amount arises out of a change of control of the Company.

4.            Accrued Obligations. The Company will make the following payments of obligations to Employee, regardless of whether Employee signs this Agreement and the Exhibits to this Agreement:

a.

Salary for Employee’s time up to and through the end of business on the Transition Date, with payment to be made on the regular payroll distribution dates that occur during the period between the date hereof and the Transition Date;

b.	Reimbursement of business expenses incurred by Employee through the Transition Date in the course of and pursuant to the Company’s expense reimbursement policies and procedures; and

c.	Compensation covering Employee’s accrued and unused PTO and vacation as of the Transition Date (including the vacation awarded for achieving the special bonus for 2015).

d.	The amount of $15,000 for having achieved the special bonus for 2015.

The above payments will be made no later than two and a half (2 ½) months following the Transition Date.

5.     Consideration for Releases. The Parties mutually agree to the following Consideration for this Agreement:

a.

In consideration for the release of claims provided in Section 6 of this Agreement, and conditioned on Employee’s execution of this Agreement on or before the 21-day period of review described in Section 16 of this Agreement and the expiration of the applicable Revocation Period(s) described in Section 17 of this Agreement, and provided Employee does not exercise Employee’s rights to revoke any part of the release of claims described in Section 17, the Company will continue to employ Employee until the Transition Date in such role as is determined by Company, which role will initially be Chief Operating Officer, during which time it is understood by the Parties that Employee will cooperate fully in the transition of his former duties to such individual as is designated by the Company.

b.

In consideration for the Employee’s execution of the Consulting Agreement attached as Exhibit A, and the General Release attached as Exhibit B (which Employee understands and agrees he will not sign before the Transition Date), and if: (A) Employee provides the Company with an original executed copy of this Agreement; (B) Employee executes the General Release attached hereto as Exhibit B on or after the Transition Date, (C) not later than December 31, 2016, the Revocation Periods applicable to the release of claims provided in Section 6 of this Agreement and in Section 5 of the General Release have expired and Employee has not revoked or attempted to revoke either release of claims, in whole or in part; and (D) Employee has returned all of the Company’s property pursuant to Section 10 of this Agreement, then the Company will provide the following:

i.

Severance Pay. The Company will pay to Employee severance pay in the total gross amount of One Hundred Seventy-Seven Thousand Six Hundred Sixty Six Dollars and Sixty-Seven Cents ($178,666.67) (“Severance Pay”). The Severance Pay will be distributed to Employee in a lump sum on the first payroll date in 2017 (and not later than March 15, 2017).

ii.

Prorated Bonuses. The Company will pay Employee the following bonuses, each of will, notwithstanding any wording to the contrary in each of the following clauses (A), (B) and (C), be paid at 2/3 of what Employee would have been paid had he remained employed with the Company through the end of 2016: (A) the portion of the Incentive Pay Plan that is based on operating income and revenue growth of the Company will be paid at the same percentage (if any) of the 2016 target numbers as all other participants in such plan; (B) the portion of the Incentive Pay Plan that is based on specified objectives will be paid as if Executive achieved 100% of these objectives; and (C) the special achievement bonus will be paid to the extent, if any, determined by the Compensation Committee. All such prorated bonuses will be paid at same time as other participants in these plans.

iii.

Certain Company Equipment. Employee will be transferred title to the smartphone and laptop computer that is owned by the Company and used by Employee. Employee will first provide such items to the Company and all Company information will be deleted from such items by the Company. Employee will not be obligated to provide the Company with his password to personal files contained on such items.

6.         Release of Claims. Employee knowingly and willingly releases, waives and forever discharges all Released Parties from any and all Claims and all rights to any legal or equitable relief under any such Claims. In exchange for Employee’s agreement to release, waive and discharge these Claims, Employee is receiving the Consideration referenced in Section 5(a) of this Agreement which Employee agrees is full and fair compensation for this Release of all Claims. The Released Parties do not owe Employee anything in addition to what Employee is entitled to receive under this Agreement.

7.         Non-Disparagement. Employee represents and warrants that since the date that Employee received a copy of this Agreement to the date Employee signs this Agreement, Employee has made no critical, disparaging or defamatory comments regarding Employer or the decisions which precipitated the Employee’s separation. Employee further agrees that Employee will not in the future make critical, disparaging or defamatory comments regarding Employer or the decisions which precipitated the Employee’s separation. The Company agrees that with the exception of necessary internal high-level comments related to Company business which shall remain confidential within the Company, Company officers and directors will make no critical, disparaging or defamatory comments regarding Employee in any respect or make any comments concerning any aspect of the Company’s relationship with Employee or the conduct or events which precipitated the Employee’s separation.

8.            Limitations on Release and Waiver of Rights to Additional Recovery. Nothing in this Agreement interferes with Employee’s right or ability to file a charge, claim or complaint, or to otherwise participate in any manner in an investigation or proceeding before any civil rights agency, fair employment practices agency, securities regulation or other governmental regulatory body, including without limitation, the Equal Employment Opportunity Commission (“EEOC”), the Minnesota Department of Human Rights (“MDHR”), the Securities Exchange Commissions (“SEC”) or any other federal and state regulatory bodies. These agencies have the authority to carry out their statutory duties by investigating the charge or complaint, issuing a determination, filing a lawsuit in Federal or state court in their own name, or taking any other action authorized under these statutes.

Employee understands and agrees, however, that Employee waives the right to recover any individual relief in any administrative or legal action, including without limitation any whistleblower award under Section 21F of the Securities Exchange Act of 1934, whether such action is brought by the EEOC, the MDHR, the SEC or any other law enforcement agency, Employee or any other party, unless and to the extent that such waiver is contrary to law. Employee agrees that Company reserves any and all defenses which it has or might have against any such claims brought by Employee or on Employee’s behalf.

Nothing in this Agreement precludes the Parties from testifying under oath pursuant to validly issued legal process or making any truthful statement to law enforcement or other governmental agency in response to a lawful and formal request by such agency or pursuant to court order, provided that the Party subject to the disclosure request or requirement provides the other Party with notice of the order, subpoena, request or requirement prior to divulging the information.

9.              Employee Representations and Warranties. Employee warrants and represents:

a.

that Employee has not engaged in misconduct in the exercise of Employee’s duties for the Company, including but not limited to fraud, usurpation of corporate opportunity, or misuse of Company funds, trade secrets or confidential information;

b.

that Employee has not suffered discrimination or harassment by any of the Released Parties on account of race, color, creed, religion, national origin, citizenship status, sex, marital or registered domestic partner status, pregnancy, sexual orientation, age, disability, medical condition, current or former membership in any U.S. uniformed services, or any other characteristic protected by law;

c.	that Employee has not been denied any leave, benefit or right to which Employee was entitled under the FMLA or any other federal or state leave law;

d.

that Employee has no rights under any other employment, severance, separation, retention, exit incentive, employment termination, or similar plan, policy, program or practice with the Company and the Consideration described above has been negotiated and agreed upon between the Company and Employee;

e.	that during the course of employment Employee did not sustain any injuries for which Employee might be entitled to compensation pursuant to worker’s compensation law;

f.

that except as expressly provided in this Agreement, Employee has been paid all wages, bonuses, compensation, benefits and other amounts that are due, with the exception of any vested right under the terms of a written ERISA-qualified benefit plan;

g.

that Employee is aware of no facts, evidence, allegations, claims, liabilities, or demands relating to alleged or potential violations of law that may give rise to any claim or liability on the part of any Released Party under the Securities Exchange Act of 1934, the Sarbanes–Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other federal, state, local or international law, statute or regulation providing for protection and/or recovery to whistleblowers; and

h.

that Employee has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, and will not do so in the future, except as specifically allowed by this Agreement.

Employee understands that the Company is relying on these representations in entering into this Agreement.

10.           Return of Property. Employee will return and may not retain in any form, on or before the Transition Date, all Company documents, data, and other property in Employee’s possession or control. Company property includes without limitation company vehicles, computers, fax machines, mobile phones, smartphones, thumb drives, access cards, keys, reports, manuals, records, product samples, office equipment and office supplies. “Company Documents and Data” is defined to include without limitation correspondence, letters, emails, text messages, reports, manuals, records, spreadsheets, blueprints, plans, writings, notes, graphs, charts, sound recordings, visual images, and other documents or materials related to the Company’s business that Employee has compiled, generated or received while working for the Company, including all electronically stored images and other information and data, copies, samples, computer data, disks, or records of such material. After returning Company Documents and Data, Employee will permanently delete from any electronic media in Employee’s possession, custody, or control (such as computers, mobile phones, smartphones, personal digital assistants, other hand-held devices, mp3 players, iPads, back-up devices, zip drives, etc.) or to which Employee has access (such as remote e-mail exchange servers, back-up servers, off-site storage, the cloud, etc.), all Company Documents and Data stored in any medium from which such information can be obtained. Employee agrees that prior to the Transition Date, Employee will provide the Company with the passwords to any password-protected documents that Employee created or is otherwise aware.

11.        Stock Options. All stock options which are not vested as of the Transition Date shall continue to vest through January 2, 2017, the end of the term of this Agreement provided under the Consulting Agreement. The applicable plans and stock option agreements shall govern all other terms of the Employee’s stock options, including but not limited to exercise and termination of vested options, except that all vested options as of the Transition Date will remain exercisable until August 31, 2017. For greater certainty, Employee will not be awarded any additional stock options after the date hereof.

12.        Compliance with Prior Agreements and Confidentiality. Employee remains bound by the terms of any prior agreement which Employee previously entered into with the Company relating to any inventions assignment, confidentiality, conflicting interest or non-disclosure obligation; provided, however, that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret when such disclosure is made: (a) directly or indirectly and in confidence to a federal, state or local government official, or an attorney, solely for the sole purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Nothing in this Agreement authorizes or limits liability for any act that otherwise is prohibited by law, such as the accessing or obtaining a trade secret unlawful access of material by unauthorized means.

13.        Commitment to Cooperate with Transition, Investigations and Litigation. Employee agrees to cooperate with the Company and to be available, on a reasonable basis, to answer questions that may arise after the Transition Date to permit the Company to achieve a smooth transition of Employee’s former duties to the Company. Employee agrees that Employee will be available upon reasonable notice from the Company, with or without a subpoena, to be interviewed, review documents or things, testify or engage in other reasonable activities with respect to matters concerning which Employee has or may have knowledge. The Company’s obligations under this Agreement, including its payment of Consideration to Employee, are contingent upon Employee cooperating with the Company.

14.        Agreement Not to Seek Reemployment. Employee understands and agrees that Employee’s employment with the Company is terminated effective on the Transition Date and that Employee is not entitled to any reinstatement or reemployment with the Company following the Transition Date. Employee agrees that Employee will not in the future seek any employment with the Company and that the Company may use this agreement as the sole reason to reject any inquiry or application for employment Employee may make.

15.        Reference Inquiries. The Company’s Human Resources Department will respond to inquiries from individuals identifying themselves as prospective employers seeking reference information from the Company solely by: (i) confirming the dates of Employee’s employment; (ii) confirming the title and nature of the last position held by Employee; (iii) advising that Employee’s employment ended; and (iv) stating that it is the policy of the Company to provide no other information respecting its employees or former employees. Upon request, following expiration of the Revocation Period, the Company will provide Employee with a letter that contains that information.

16.        OWBPA Disclosures. The Release of Claims referenced in Section 6 is subject to the terms of the ADEA, as amended by the OWBPA. The OWBPA provides that an individual cannot waive a right or claim under the ADEA unless the waiver is knowing and voluntary. Nothing in this Agreement interferes with Employee’s right to challenge the knowing and voluntary nature of the Release of Claims or the Company’s compliance with the waiver requirements of the ADEA or OWBPA. Employee understands that the Company is giving Employee up to 21 days from the date Employee receives a copy of this Agreement to sign the Agreement and return it to the Company. Employee acknowledges that the Company has advised Employee to use this time to consult with an attorney about the effect of the Release of Claims. If Employee signs this Agreement before the end of the 21-day period, it is Employee’s personal, voluntary decision to do so. Any changes made to this Agreement before it is signed do not restart the running of this consideration period.

17.        Revocation Rights. Employee has the right to revoke the Employee’s Release of Claims under the ADEA by written notice of such to the Company within seven calendar days following Employee’s signing of this Agreement. This Agreement will not become effective or enforceable as to those ADEA claims until that seven-day period has expired. Employee also has the right to revoke (rescind) the Employee’s release of claims under the MHRA by written notice of such to the Company within 15 calendar days following Employee’s signing of this Agreement. This Agreement will not become effective or enforceable as to those MHRA claims until that 15-day period has expired. Any such notice of revocation must be in writing, must identify whether the revocation is applicable to Employee’s ADEA claims, MHRA claims, or both, and must be either hand-delivered to the Company or, if sent by mail, postmarked within the applicable revocation period, sent by certified mail, return receipt requested, and addressed to Kristen Ell, Human Resources, MOCON, Inc., 7500 Mendelssohn Ave. N., Minneapolis, MN 55428. Employee does not have the right to revoke the Release of Claims as to any other Claims. Employee understands that Employee’s receipt of Consideration under this Agreement is contingent upon Employee’s agreement to be bound by the all the terms of this Agreement. Accordingly, if Employee revokes any part of the Release of Claims as provided herein, Employee is not entitled to the Consideration offered by the Company. If Employee attempts to revoke Employee’s release of either the ADEA or MHRA claims, Employee will immediately return to the Company any Consideration that Employee may have received under this Agreement; provided however, that if Employee challenges the knowing and voluntary nature of the Release of Employee’s ADEA Claims, Employee is not required to return the Consideration.

18.        Non-Admissions. The Parties expressly deny any and all liability or wrongdoing and agree that nothing in this Agreement will be deemed to represent any concession or admission of such liability or wrongdoing or any waiver of any defense.

19.        Non-Assignment. Employee warrants and represents that Employee has not assigned or transferred in any manner, or purported to assign or transfer in any manner, to any person or entity, any claim or interest that is the subject of this Agreement.

20.        Legal Counsel and Fees. The Parties will bear their own costs and attorney’s fees, if any.

21.        Beneficiaries, Successors and Assigns. The Parties agree that any Company successor or assignee is a beneficiary of this Agreement and may rely on and enforce this Agreement to secure or defend its rights hereunder. The Company agrees that its promises in this Agreement will be binding on any successor or assignee of the Company’s business or operations.

22.        Taxation Issues. The Company makes no representations or warranties to Employee regarding the tax treatment to Employee of the payments provided under this Agreement. Employee is solely responsible for all federal, state, and local income and any other taxes that may be due on account of these payments. The Company will apply payroll withholdings to certain payments that the Company reasonably believes are required by law or elected or authorized by Employee for state and federal income taxes, Social Security, Medicare, and other applicable payroll deductions, in accordance with the Company’s normal payroll practices. As to the payments to which the Company believes such withholding does not apply, the Company will issue and file the appropriate IRS 1099 forms. Severance pay is not eligible compensation under the Company’s 401k plan.

23.        Section 409A Compliance. Employee and Employer intend that the benefits provided under this Agreement will comply, in form and operation, with an exception to or exclusion from the requirements of Internal Revenue Code §409A and this Agreement will be construed and administered in a manner that is consistent with and gives effect to such intention. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any such compensation or benefits payable under this Agreement may be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (b) comply with the requirements of Section 409A; provided, however, that this Section 23 shall not create any obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action.

24.        Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original. The counterparts may be evidenced by facsimile or portable document format (“PDF”) and each such facsimile or PDF will be deemed an original, will be binding upon the Parties for all purposes herein, and, together with any other counterpart, will constitute one and the same instrument.

25.        Governing Law and Forum. This Agreement is to be construed and interpreted in accordance with applicable federal laws and the laws of the State of Minnesota, without regard to conflict of law principles of any jurisdiction. Any dispute, controversy, claim or litigation arising out of or related to this Agreement, directly or indirectly, must be resolved in accordance with applicable federal laws and the laws of the State of Minnesota. In the event of a controversy, claim or dispute between the Parties arising out of or relating to this Agreement, the controversy, claim or dispute must be filed exclusively in state or federal court in Hennepin County, Minnesota.

26.        Construction, Invalidity and Severability. Whenever possible, each provision of this Agreement must be interpreted as being consistent with applicable law. If any provision of this Agreement is to any extent deemed invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement will not in any way be affected or impaired. To the extent permitted and possible, the invalid or unenforceable term will be deemed to be replaced by a term that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term. An adjudication of full or partial invalidity, illegality or unenforceability in one jurisdiction is not binding in other jurisdictions. If application of this severability provision should materially and adversely affect the economic substance of the transactions contemplated in this Agreement, the Party adversely impacted will be entitled to compensation for the adverse impact, provided that the reason for the invalidity or unenforceability of a term is not due to serious misconduct by the Party seeking such compensation.

27.        Entire Agreement/Modifications. Except for any continuing obligations of Employee under an employment, confidentiality, or competition agreement or related Company policy, and in particular those confirmed in Section 12 of this Agreement, this Agreement constitutes the entire agreement between the Company and Employee relating to Employee’s employment and separation from employment with the Company. This Agreement supersedes all prior oral and written agreements and communications between the Parties, including the Executive Severance Agreement and any communications with Employee concerning participation in the Company’s annual incentive pay plan and special performance related bonus plan. Employee understands that this Agreement cannot be changed unless done in writing and manually signed by both the Company and Employee.

28.        Reservation of Defenses and Company Remedies. This Agreement will serve and operate as a full and complete defense to any action against the Company concerning any Claim released herein. The Company reserves any and all defenses that the Company has or might have against any claims that may be brought by Employee. In the event that Employee breaches Employee’s obligations under this Agreement or the Company learns that Employee’s representations and warranties contained in this Agreement are false, the Company will have the right to bring a legal action for any and all appropriate relief, including without limitation, injunctive relief, specific performance, damages, reasonable attorneys’ fees, costs and disbursements. The Company will also have to right to suspend payment of the consideration set forth in Section 5 of this Agreement, to have any monetary award granted to Employee reduced by the amount of money that Employee receives under this Agreement, and/or to recover, in addition to any equitable relief and damages allowed by law, the consideration Employee has received under this Agreement.

29.        Employee Acknowledgments. Employee states that Employee has read this entire Agreement and understands all of its terms, has been advised to consult with an attorney, has had a sufficient opportunity to review this Agreement with Employee’s attorney, and is voluntarily and knowingly entering into this Agreement with full knowledge and understanding of Employee’s legal rights and obligations. Employee further agrees that no promise or inducement has been offered except as set forth in this Agreement and that Employee is signing this Agreement without reliance upon any statement or representation by the Company or any representative or agent of the Company. Employee warrants that Employee has full legal authority to release any and all Claims as specified in this Agreement and to perform all other obligations as specified herein. Employee understands that this Agreement will have a final and binding effect and that by executing this Agreement, Employee may be giving up legal rights.

MOCON, INC.:

Dated: August 5, 2016	By:	/s/ Robert L. Demorest
	Its:	CEO

EMPLOYEE:

Dated: August 5, 2016		/s/ Donald DeMorett
	By:	Donald DeMorett

EXHIBIT A

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made effective as of the 1st day of September, 2016 (“Effective Date”) by and between MOCON, Inc. (the “Company”) and Donald DeMorett (“Consultant”) (the Company and Consultant being referred to individually as “Party” and collectively as “Parties”).

NOW, THEREFORE, in consideration of the mutual promises exchanged herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agrees as follows:

1.     Consulting Services. Consultant agrees to render consulting services of the nature described in the Addendum signed by the Parties and attached hereto, and as may be requested from time to time by the Company. The Addendum is incorporated into and made part of this Agreement. Consultant may determine, in Consultant’s sole discretion, the means and manner of performing the Services except as expressly limited by this Agreement. The Company retains the right to require that Consultant satisfactorily perform the Services. Consultant will be responsible for furnishing such supplies, tools and equipment as may be necessary to complete Consultant’s tasks under this Agreement. Consultant shall perform and/or personally supervise all services provided to the Company under this Agreement. Consultant may set his own hours with respect to Consultant’s duties under this Agreement. Consultant’s level of bona fide services to the Company, however, will be no less than 20 percent of the average level of services performed by Consultant to the Company over the last 36 months of Consultant’s employment with the Company. Nothing in this Agreement shall be construed so as to prohibit Consultant from pursuing other work, except to the extent that such work would conflict with Consultant’s duties under this Agreement.

2.     Compensation. The Company shall pay to Consultant, as compensation for the services performed hereunder, the amount or amounts stated in the Addendum to this Agreement on the dates set forth in the Addendum. The Company will reimburse Consultant for all agreed-upon travel (other than the normal daily expenses of working and commuting) and other reasonable expenses incurred in connection with performing services for the Company. The Consultant agrees not to incur any expenses in the Company’s name without the prior written authorization of the Company.

3.     Taxes. Consultant is an independent contractor and shall have sole responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security, Medicare and income tax laws and for filing all required tax forms with respect to any amounts paid by the Company to Consultant hereunder. Consultant shall indemnify and hold the Company harmless against any claim or liability (including penalties) resulting from the failure of Consultant to pay such taxes or contributions or the failure of Consultant to file any such tax forms. The Company shall file and provide to consultant the appropriate Form 1099 relating to payments made pursuant to this Agreement.

4.      Insurance. Consultant will maintain, at Consultant’s expense, such insurance as will fully protect Consultant from any claims for damage for bodily injury, including death, and for property damage, which may arise from Consultant’s activities under this Agreement, whether such activities are performed by Consultant.

5.      Confidential Information. Confidential Information shall mean written information, oral information, or information obtained by the inspection of tangible objects, that relates to, business, technical, customer, marketing, and financial information (whether written, oral or otherwise), including without limitation, ideas, inventions, trade secrets, know how, documents, charts, lists, software, drawings, materials, goods, product designs and plans, equipment or samples, disclosed or delivered to Consultant by the Company, or arising from work or services done by Consultant for the Company. Confidential Information shall not include to any information for which that Consultant can demonstrate by competent written proof was (a) known to the public at the time of the Company’s disclosure to Consultant or entered the public domain thereafter through no fault of Consultant; (b) in Consultant’s possession free of any obligation of confidentiality at the time of the Company’s disclosure to Consultant; or (c) rightfully communicated to Consultant by a third party who was not under any obligation of confidentiality.

6.      Authorized Uses. Confidential Information shall be used by the Consultant only for purposes authorized in writing by the Company, shall be treated by the Consultant as confidential proprietary information of the Company, and shall not be reproduced or disclosed or made available to others without prior written permission of the Company except to those that have a specific need to know. The Consultant shall take at least those measures that Consultant takes to protect its own highly confidential information. The Consultant shall reproduce the Company’s proprietary rights notices on any such approved copies, in the same manner in which such notices were set forth in or on the original. The authorized uses of Confidential Information are limited to (a) performing the consulting services described in the Addendum; (b) supplying the Company with goods or services; or (c) any other purpose the Company may hereafter authorize in writing. Consultant will immediately notify the Company of receipt by Consultant or any of his agents of any process, subpoena, demand, or request by any third party, requiring or requesting the production of Confidential Information.

7.      Title. The title to the Confidential Information provided to Consultant by the Company, including without limitation any tangible property, shall be vested in the Company. Nothing in this Agreement is intended to grant any rights to the Consultant under any patent, mask work right or copyright of the Company, nor shall this Agreement grant the Consultant any rights in or to Confidential Information except as expressly set forth herein.

8.       Representations and Warranties.

8.1     The Consultant represents that during the term of this Agreement no business relationships, employment relationships and consulting obligations of the Consultant shall be a conflict with the obligations to the Company set forth herein, or involve the disclosure of Confidential Information, and/or interfere with the performance of the Consultant’s obligations under this Agreement.

8.2     The Consultant warrants to the Company that the Consultant: (a) has the right to enter into this Agreement; (b) has no obligations to any other person or organization that are in conflict with the Consultant’s obligations under this Agreement; and (c) that all Consultant’s work product is and will be original, and will not infringe the copyrights, trade secrets, rights of privacy or similar proprietary rights of others.

9.            Term and Termination.

9.1     Either Party shall have the right to terminate this Agreement upon ten (10) days written notice to the other Party if this agreement is breached by the other Party.

9.2     This Agreement shall automatically expire on January 2, 1017, unless extended by the mutual written agreement of the Parties.

9.3     The continuing obligations of Consultant under this Agreement with respect to Confidential Information shall survive for five (5) years after the termination date of this Agreement and the provisions of Section 13 shall survive indefinitely after the termination date of this Agreement.

10.          Independent Contractor/No Agency. Nothing in this Agreement may be construed to establish the Company as an employer and Consultant as an employee, to establish either party hereto as a partner or agent of the other party, or to create any other form of legal association that would impose liability upon a party for any act or omission of the other party or provide a party with the right, power, or authority to create or impose any duty or obligation on the other party, it being intended that each party hereto shall remain an independent contractor acting in its own name and for its own account. Consultant agrees that the Consultant is not entitled to any the Company employee benefits or benefit plans of any kind, including but not limited to, worker’s compensation insurance, unemployment insurance, health insurance, life insurance, pension plan or any other benefit or insurance that the Company provides to its employees. In the event the United States Internal Revenue Service (“IRS”) makes a determination contrary to the status of consultant, Consultant will furnish to the Company a completed and fully executed IRS Form 4669 on or before April 15 of the year such request is made by the Company. The submission of such Form 4669 will not be deemed to create an employer-employee relationship. Consultant will not take a position on its income tax return inconsistent with Consultant’s status as an independent contractor and will cooperate in any inquiry and dispute regarding Consultant’s status as an independent contractor that may arise from an IRS audit of the Company.

11.     Third-Party Confidential Information. The Consultant understands that the Company does not desire to receive any confidential information in breach of the Consultant’s obligation to others and agrees that during the term of this Agreement, the Consultant will not disclose to the Company or use in the performance of services for the Company, any confidential information in breach of the obligations to any third party.

12.     Use of Consultant’s Written Materials. The Company shall have the right, at no additional charge, to use, modify, reproduce and prepare derivative works based on the Consultant’s documentation and literature, provided to the Company by Consultant in connection with the performance of services under this Agreement, including without limitation, operating and maintenance manuals, technical publications, prints, drawings, training manuals, sales literature and other similar materials.

13.           Proprietary Information.

13.1     Definition of “Proprietary Information”. For purposes of this Agreement, “Proprietary Information” is all non-public information, whether or not in writing or other tangible form, that was or will be acquired, developed, created, or discovered by or on behalf of Employee, or was or is sold to the Company under the Acquisition Agreement, or becomes known by Employee in the course of performing Consulting Services through information delivered to Employee from the Company or the Company, in each case which has commercial value to the Company and/or to its customers.

13.2     Definition of “Business Materials”. For purposes of this Agreement, “Business Materials” are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the Company or its business, including operations or plans of the Company whether such documents have been prepared by Employee or by others. “Business Materials” include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents, sample products, prototypes and models.

13.3     Ownership of Proprietary Information; Assignment. All Proprietary Information, and all patents, patent rights, copyrights, trade secret rights, database rights and other intellectual or industrial property rights of any sort anywhere in the world (collectively “Rights”) in connection therewith, shall be the sole property of the Company. Employee hereby assigns to the Company any Rights that Employee may have or acquire in Proprietary Information. At all times, both during the term of this Agreement and thereafter, Employee will keep in confidence and trust and will not use or disclose any Proprietary Information or anything related to it without the prior written consent of an officer of the Company, except for such use as reasonably required to perform the Consulting Services. Employee acknowledges that any disclosure or unauthorized use of Proprietary Information will constitute a material breach of this Agreement and cause substantial harm to the Company and the Company for which monetary damages would not be a fully adequate remedy and, therefore, in the event of any such breach, in addition to other available remedies, the Company and the Company shall have the right to injunctive relief without the necessity of posting any bond.

13.4     Ownership of Business Materials. All Business Materials shall be the sole property of the Company. Employee agrees that during the term of this Agreement, Employee will not remove any Business Materials from the premises at which they are located or deliver any Business Materials to any person or entity other than the Company, except as required to do in connection with performance of services under this Agreement. Employee further agrees that, immediately upon the Company’s request and in any event upon completion of the services hereunder or termination or expiration of this Agreement, Employee shall deliver to the Company all Business Materials and other physical property of the Company or any reproduction of such property, except only Employee’s copy of this Agreement.

13.5     Assignment of Developments. Employee agrees that all discoveries, improvements, inventions, designs and ideas (collectively, “Developments”) which Employee makes, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during the term of this Agreement in connection with the Consulting Services shall be the sole property of the Company, except for Developments developed by Employee on his own time during the term of this Agreement without the use of Proprietary Information, Rights or Business Materials. Employee agrees to assign and hereby assigns to the Company all Rights to all Developments. The Company shall be the sole owner of all Rights in connection such Developments.

13.6     Assistance.   Employee agrees to perform, during the term of this Agreement, all acts deemed necessary or desirable by the Company to permit and assist it in evidencing, perfecting, obtaining, maintaining, defending and enforcing Rights and/or Employee’s assignment with respect to such Developments in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. For the duration of this Agreement, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Employee’s agents and attorneys-in-fact to act for and on behalf and instead of Employee, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Employee. After the term of this Agreement, Employee shall provide assistance as provided in this Section so long as the Company reimburses Employee for all costs and expenses incurred in providing such assistance, and all hourly charges for such assistance.

14.     No Reverse Engineering. Except as expressly provided herein, the Consultant shall not (a) reverse engineer or analyze samples furnished by the Company; (b) create derivatives of such samples for commercial purposes; or (c) file any patent application containing a claim to any subject matter derived from the Confidential Information, without the prior written consent of the Company.

15.     Return of Confidential Information. At any time upon the Company’s request, or upon the termination of this Agreement, all records and any compositions, articles, devices, Inventions and other items which disclose or embody Confidential Information (and all copies thereof) shall be promptly returned to the Company and not retained by the Consultant or the Consultant representatives in any form. Analyses, summaries or other writings prepared by the Consultant or the Consultant advisors based on the Confidential Information shall be promptly destroyed and all electronic memories data containing Confidential Information, including archival media, shall be promptly purged of such Confidential Information.

16.     Injunctive Relief. The Consultant also agrees that, in the event of any breach or threatened breach, the Company will be entitled to equitable relief, including injunctive relief and specific performance without posting a bond. Such relief will not be exclusive of The Company, but will be in addition to all other remedies. In the event disclosure is legally compelled, the Consultant shall provide the Company with prompt written notice so that the Company can seek appropriate protections and remedies.

17.     Applicable Law and Jurisdiction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Minnesota (without giving effect to the choice of law principles thereof). The Company and Consultant each hereby (a) agrees that any action, cause of action, claim, or dispute arising under or relating to this Agreement must be brought only in the courts of the State of Minnesota, located in the County of Hennepin, or the federal court of the United States located in the District of Minnesota; (b) expressly consents to personal jurisdiction in the State of Minnesota, with respect to such action, cause of action, claim, or dispute; (c) irrevocably and unconditionally consents to the exclusive jurisdiction and venue of such courts for the purposes of enforcing the terms of this Agreement or interpreting any provision, remedying any breach, or otherwise adjudicating any action, cause of action, claim, or dispute of or under this Agreement; (d) irrevocably and unconditionally waives any objection to the jurisdiction and venue required in this Section 18; and (e) agrees not to plead or claim in any such court that any such action, cause of action, claim, or dispute has been brought in an inconvenient forum. The Consultant hereby irrevocably appoints the Secretary of State of the State of Minnesota as his agent for service of any process, summons or other document related to initiating any action hereunder to enforce the rights of the Company.

19.     Miscellaneous.     No amendment to this Agreement shall be binding upon the Parties unless it is in writing and executed by both Parties. The failure of either Party at any time to require performance of any provision of this Agreement or to exercise any right provided for herein shall not be deemed a waiver of such provision or such right. All waivers must be in writing. Unless the written waiver contains an express statement to the contrary, no waiver by either Party of any breach of any provision of this Agreement or of any right provided for herein shall be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise. This Agreement contains the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all previous communications, negotiations and agreements, whether oral or written, between the parties with respect to such subject matter. If any provision or clause of this Agreement, or the application thereof under certain circumstances is held invalid, the remainder of this Agreement, or the application of such provision or clause under other circumstances, shall not be affected thereby.

20.     Export Control. The Consultant agrees not to export, directly or indirectly, any U.S. source technical data acquired from the Company or any products utilizing such data to countries outside the United States, which export may be in violation of the United States export laws or regulations.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives as of the date written below.

CONSULTANT	MOCON, INC.

Donald DeMorett	Robert Demorest
Chief Executive Officer

Date	Date

ADDENDUM

to the

THE COMPANY CONSULTING AGREEMENT

NATURE OF CONSULTING SERVICES

The Consultant’s services will commence on September 1, 2016 and conclude on January 2, 2017 (the term of this Agreement”). At the direction of the current CEO, Consultant shall provide those services reasonably requested to aid in an orderly transition of the COO duties and such other duties as the CEO may request from time to time. The Parties reasonably anticipate that Consultant’s level of bona fide services to the Company during the term of this Agreement will not decrease to less than 20 percent of the average level of services performed by Consultant over the last 36 months of Consultant’s employment with the Company.

CONSULTANT’S FEE

The Company agrees to pay Consultant $26,083.33 per month for four months, on the last day of each of September – December 2016 (four payments). The Company will reimburse Consultant only for pre-approved travel expense. It is expected that the Company will pay all direct out-of-pocket expenses in connection with the Consulting Services, provided that Consultant obtains the Company’s advanced written authorization before obligating the Company for any such out-of-pocket expenses.

CONSULTANT’S POINT OF CONTACT AT THE COMPANY

Consultant’s point of contact at the Company shall be Bob Demorest. All questions regarding this Agreement should be directed to the point of contact.

CONSULTANT	MOCON, INC.

Donald DeMorett	Robert Demorest
Chief Executive Officer

Date	Date

EXHIBIT B

General RELEASE

1.

Definitions. I intend all words used in this General Release (the “Release”) to have their plain meanings in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms I use in this Release have the following meanings:

a.	“I,” “me,” and “my” include both me, Donald DeMorett, and anyone who has or obtains any legal rights or claims through me, including my heirs and estate.

b.

“Released Parties”, “Released Party” or “Employer”, as used in this Release, shall at all times mean MOCON, Inc., and any and all of its affiliates, parent, and subsidiary corporations, and all of their present and/or former officers, directors, agents, employees, shareholders, and attorneys, whether in their individual or official capacities, benefit plans and plan administrators, and insurers.

c.

“Claims” mean any and all of the actual or potential claims of any kind whatsoever I have now against any and all Released Parties, regardless of whether I now know about those claims, that are in any way related to my employment with, relationship with, or separation from employment with the Employer, including, but not limited to, claims for invasion of privacy; breach of written or oral, express or implied, bonus, or compensation plan or contract; commission plan, fraud or misrepresentation; the Age Discrimination in Employment Act of 1967, as amended, (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), as amended, the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Family Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, the Worker Adjustment and Retraining Notification Act (“WARN”), the Minnesota Human Rights Act, Minnesota Statutes § 181, et seq., all statutes and regulations as amended, claims for retaliation for having filed a workers’ compensation claim under Minn. Stat. § 176.82, and any other federal, state, or local statute, law, rule, regulation, ordinance or order. This includes, but is not limited to, claims for violation of any civil rights laws based on protected class status; claims for discrimination, harassment, assault, battery, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, violation of public policy, and all other claims for unlawful employment practices, and all other common law or statutory claims.

“Claims” also includes Claims for compensation of any kind (except those expressly provided in or excepted from the Separation Agreement), including without limitation wages, expense reimbursements, used or accrued vacation pay, personal time off pay, sick pay, severance payments under any past, pending or future severance pay plans, short and/or long term disability benefits, life insurance benefits, accidental death and disability insurance benefits, dental, medical and vision benefits, 401(k) or other retirement contributions, and payments for any other type of benefit, leave of absence or time off of work.

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2.

Agreement to Release My Claims. Except as stated in Paragraph 4 below, I agree to give up all Claims, waive any rights thereunder, and withdraw any and all of my charges and lawsuits against Released Party. In exchange for my agreement to release these Claims, I am receiving satisfactory Consideration (severance) from Employer to which I am not otherwise entitled by law, contract, or under any Released Party policy. The consideration I am receiving is a full and fair payment for the release of all my Claims. The Released Parties do not owe me anything in addition to what I will be receiving.

3.

Older Workers Benefit Protection Act. I understand and have been advised that the above release of My Claims is subject to the terms of the Older Workers Benefit Protection Act (“OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the ADEA unless the waiver is knowing and voluntary. I have been advised of this law, and I agree that I am signing this Release voluntarily, and with full knowledge of its consequences. I understand that the Employer is giving me at least twenty-one (21) days from the date I received a copy of this Release to decide whether I want to sign it. I acknowledge that I have been advised to use this time to consult with an attorney about the effect of this Release. If I sign this Release before the end of the twenty-one (21) day period it will be my personal, voluntary decision to do so, and will be done with full knowledge of my legal rights. I agree that material and/or immaterial changes to this Release will not restart the running of this consideration period.

4.

Exclusions from Release. My Claims do not include my rights, if any, to claim the following: (a) unemployment insurance benefits; (b) workers’ compensation benefits to the extent that such benefits are awarded by a state agency or agreed upon consistent with applicable state law; (c) vested post-termination benefits under any employee welfare or retirement benefit plan, or under any stock option, restricted stock, restricted stock unit, or stock appreciation rights plan or award agreement; (d) the enforcement of rights and benefits under the Consolidated Omnibus Reconciliation Act of 1985, as amended, (“COBRA”); (e) the enforcement of the terms of this Agreement; (f) defense, indemnification or contribution, whether pursuant to the Company’s charter, bylaws, contract, applicable law or otherwise for claims brought against Employee in his or her capacity as an employee or agent of the Company; (g) the enforcement of rights as a shareholder of the Company; (h) the enforcement of rights under the Uniformed Services Employment and Reemployment Rights Act (“USERRA”) 38 U.S.C. § 4301, et seq.; (i) events occurring after the release provided in this Agreement becomes effective (including a change of control of the Company as such term is used in the Executive Severance Agreement);; and (j) the enforcement of any other rights which cannot be waived or released under applicable law.

a.

Nothing in this Release interferes with my right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), or participate in any manner in an EEOC investigation or proceeding under Title VII, the ADA, the ADEA, or the EPA. I understand that I am waiving my right to recover individual relief including, but not limited to, back pay, front pay, reinstatement, attorneys’ fees, and/or punitive damages, in any administrative or legal action whether brought by the EEOC, Employee, or any other party.

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b.	Nothing in this Release interferes with my right to challenge the knowing and voluntary nature of this Release under the ADEA and/or OWBPA.

c.

I agree that Released Parties reserve any and all defenses, which they have or might have against any claims brought by me. This includes, but is not limited to, Released Parties’ right to seek available costs and attorneys’ fees, and to have any monetary award granted to me, if any, reduced by the amount of money that I received in consideration for this Release.

5.

Right to Rescind and/or Revoke. I understand that only insofar as this Release relates to my rights under the ADEA, it shall not become effective or enforceable until seven (7) days after I sign the Release. I further understand that only insofar as this Release relates to my rights under the Minnesota Human Rights Act (“MHRA”), it shall not become effective or enforceable until fifteen (15) days after I sign the Release. I have the right to rescind this Release only insofar as it extends to potential claims under the ADEA by written notice to Employer within seven (7) calendar days following my signing this Release, and within fifteen (15) calendar days as to waiver of claims under the MHRA. Any such rescission must be in writing and hand-delivered to Employer or, if sent by mail, postmarked within the applicable rescission period, sent by certified mail, return receipt requested, and addressed to Kristen Ell, Human Resources, MOCON, Inc., 7500 Mendelssohn Ave. N., Minneapolis, MN 55428. I understand that the Consideration I am receiving for settling and releasing My Claims is contingent upon my agreement to be bound by the terms of this Release. Accordingly, if I attempt to revoke this Release, I understand that I am not entitled to the Consideration offered in the Confidential Separation Agreement. I further understand that if I attempt to revoke my Release of any claim, I must immediately return to Employer the Consideration I have received under my Separation Agreement.

6.

I Understand the term of this Agreements of this Release. I have had the opportunity to read the Release carefully and understand all its terms. I have had an opportunity to review the Agreement and Release with my own attorney. In agreeing to sign this Release, I have not relied on any statements or explanations made by Employer or their attorneys. I understand and agree that the Release and the attached Confidential Separation Agreement contain all the agreements between Released Party and me. We ave no other written or oral agreements.

EMPLOYEE:

Dated: ___________________, 2017
By: Donald DeMorett

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